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                                                                    EXHIBIT 99.5


                              METRIS COMPANIES INC.

                                Offer to Exchange
                          10 1/8% Senior Notes due 2006
           Which Have Been Registered Under the Securities Act of 1933
                           for Any and All Outstanding
                          10 1/8% Senior Notes due 2006
                     Which Were Issued in a Private Offering


To Our Clients:

     Enclosed for your consideration is a Prospectus, dated October ___, 1999 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal", relating to the offer (the "Exchange Offer") of Metris Companies, Inc. (the "Company") to exchange its 10 1/8% Senior Notes due 2006, which have been registered under the Securities Act of 1933, as amended (the "New Notes"), for its outstanding 10 1/8% Senior Notes due 2006 (the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated July 13, 1999, by and among the Company, the subsidiary guarantors referred to therein and the initial purchasers referred to therein.

     This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange offer. The Exchange Offer will expire at 5:00 p.m. New York City time, on November ___, 1999, unless extended by the Company. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     If you wish to have us tender your Old Notes, please instruct us by completing, executing and returning to us the instruction form enclosed with this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

     If we do not receive written instructions in accordance with the procedures presented in the Prospectus and the Letter of Transmittal, we will not tender any of the outstanding Old Notes on your account.